EXHIBIT 99.8

[SUNTRUST LOGO]

April 26, 2006

Mr. Frederick A. Burris, CFO
GoSolutions, Inc.
1901 Ulmerton Road, Suite 400
Cleanvater, FL 33762

Dear Fred,

This letter is in response to GoSolutions, Inc’s request for:

•	A Covenant Waiver resulting from a violation of the following agreed upon Covenant outlined in the Master Loan Agreement dated September 17th, 2004:

ARTICLE 3. COVENANTS OF THE BORROWER
The Borrower and Guarantor(s) covenant, for so long as the principal amount of or interest on the note(s) is/are outstanding and unpaid or any obligation remains unpaid, that it/they will not undertake the following action:

Section 3.17 Merger, Consolidation, Dissolution, etc. Borrower shall not consolidate with or merge into any other corporation, partnership or other entity, or permit another corporation, partnership or other entity to merge into it, or dissolve or take any action which would result in its dissolution, change in ownership of shareholders as existing as of the date of this Loan Agreement, or acquire all or substantially all of the properties or assets of any other corporation, partnership or entity, or enter into any arrangement, directly or indirectly, with any entity whereby the Borrower shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the Borrower intended to use for substantially the same purpose or purposes as the property being sold or transferred without the prior consent of the Lender.

According to information provided by you, VillageEDOCS is in the process of acquiring GoSolutions.

It is presently the Bank’s decision to grant the waiver as requested.

All other covenants outlined in the Master Loan and Security Agreement dated September 17th, 2004 will be monitored as agreed and remain in full effect. Other potential violations will be evaluated independently as they may arise.

The issuance of this letter (1) does not constitute a waiver of any other existing or future default under the Loan Documents and Agreements, nor shall it impair any right of the Bank with respect thereto, and (2) is effective only for the specific instance of the Default. Furthermore, the issuance of this letter does not restrict or eliminate any future action or modification that the Bank may select.

•	Extend the maturity date of the existing $1,000,000 Revolving Line of Credit from 09/12/2006 to 04/30/2007.

The extension of the $1,000,000 Revolving Line of Credit as requested, has been approved, subject to the full execution of the required Loan documentation, and reaffirmation of the unconditional guarantees of Larry Morgan, Dan Doyle, Tom Thorn, and Tom Lokey.

Sincerely,

/s/ Julio C. Ramirez, Jr. Julio C. Ramirez, Jr. Senior Vice President

*****************************************************************************************************************************

SIGNED AND ACCEPTED THIS ___ DAY OF ____________________, 2006.

GoSolutions, Inc.

By:	/s/ [NAME ILLEGIBLE]
Name: Title:
“Borrower”

By:		By:
Name:	Larry Morgan	Name:	Dan Doyle
	“Guarantor”		“Guarantor”

By:		By:
Name:	Tom Thorn	Name:	Tom Lokey
	“Guarantor”		“Guarantor”